--------
 FORM 3
--------


                                                   -----------------------------
                                                           OMB APPROVAL

                                                   OMB NUMBER: 3235-0104
                                                   EXPIRES: JANUARY 31, 2005
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE...0.5
                                                   -----------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

    (Print or Type Responses)

(PRINT OR TYPE RESPONSES)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|  MNAYMNEH      SAMI          W.          |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   THANE INTERNATIONAL, INC. ("THAN")                      |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |   MAY 22, 2002            |5. Relationship of Reporting     | 6. If Amendment, Date   |
| 1001 BRICKELL BAY DRIVE, 27TH FLOOR      |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an entity    |[X] Director   [X] 10% Owner     |                         |
|                                          |   (voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |                                 |    Group Filing (Check  |
|     MIAMI         FL         33131       |                           |                                 |    Applicable Line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|     (City)      (State)      (Zip)                                                                     |    [X] Form filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form filed by    |
|                                                                                                        |        More Than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   COMMON STOCK, PAR VALUE $.001        |           19,484,256         |             I             |            (1)               |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   COMMON STOCK, PAR VALUE $.001        |            1,330,953         |             I             |            (2)               |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

    Reminder: Report on separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one Reporting Person, see Instruction
    5(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                         (Over)
                                                               SEC 1473 (02-02)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Securi-  |                     |
|                                 |                    |                          |   Security |    ties:    |                     |
|                                 |--------------------|--------------------------|            |    Direct   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    (D) or   |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    Indirect |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (I)      |                     |
|                                 |          |         |              |           |            |    (Instr.5)|                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| NONE OWNED                      |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) REPRESENTS SHARES HELD OF RECORD BY H.I.G. DIRECT MARKETING HOLDINGS, INC.,
    A CAYMAN ISLANDS CORPORATION, ("HIG DIRECT MARKETING"). THE REPORTING PERSON
    IS A SHAREHOLDER OF HIG DIRECT MARKETING. H.I.G. INVESTMENT GROUP II, L.P.,
    A CAYMAN ISLANDS LIMITED PARTNERSHIP ("HIG INVESTMENT GROUP"), IS THE
    CONTROLLING SHAREHOLDER OF HIG DIRECT MARKETING. AND H.I.G. CAPITAL
    PARTNERS II, L.P., A DELAWARE LIMITED PARTNERSHIP ("HIG CAPITAL PARTNERS"),
    IS A SHAREHOLDER OF HIG DIRECT MARKETING, H.I.G. PARTNERS II, L.P., A CAYMAN
    ISLANDS LIMITED PARTNERSHIP ("HIG PARTNERS") IS THE GENERAL PARTNER OF HIG
    INVESTMENT GROUP AND H.I.G. ADVISORS, L.L.C., A DELAWARE LIMITED LIABILITY
    COMPANY ("HIG ADVISORS") IS THE GENERAL PARTNER OF HIG CAPITAL PARTNERS.
    H.I.G. GP-II, A DELAWARE CORPORATION ("HIG GP-II") IS THE GENERAL PARTNER OF
    HIG PARTNERS AND THE MANAGER OF HIG ADVISORS AND IS CONTROLLED BY THE
    REPORTING PERSON. THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF ALL
    SUCH SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST THEREIN.

(2) REPRESENTS SHARES HELD OF RECORD BY KPI, INC., A CAYMAN ISLANDS CORPORATION,
    ("KPI"). THE REPORTING PERSON IS A SHAREHOLDER OF KPI. HIG INVESTMENT GROUP
    IS THE CONTROLLING SHAREHOLDER OF KPI AND HIG CAPITAL PARTNERS IS A
    SHAREHOLDER OF KPI. HIG PARTNERS IS THE GENERAL PARTNER OF HIG INVESTMENT
    GROUP AND HIG ADVISORS IS THE GENERAL PARTNER OF HIG CAPITAL PARTNERS. HIG
    GP-II IS THE GENERAL PARTNER OF HIG PARTNERS AND THE MANAGER OF HIG ADVISORS
    AND IS CONTROLLED BY THE REPORTING PERSON. THE REPORTING PERSON DISCLAIMS
    BENEFICIAL OWNERSHIP OF ALL SUCH SHARES EXCEPT TO THE EXTENT OF HIS
    PECUNIARY INTEREST THEREIN.

-------------------------                                                          /s/ Sami W. Mnaymneh                MAY 22, 2002
**  Intentional misstatements or omissions of fact constitute Federal Criminal     ---------------------------------   ------------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         **Signature of Reporting Person         Date
                                                                                   SAMI W. MNAYMNEH
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                      -2-